Exhibit 99.1

CEO LETTER TO SHAREHOLDERS

Dear Shareholders,

We are making progress across three priorities at Dynamic Aerospace Systems Corporation: turning customer interest into sales, advancing our intellectual property portfolio, and preparing for a potential national exchange listing. I would like to share where we stand and the work ahead.

Over the past seven months, we have received approximately $54 million in inquiries and issued $21 million in product quotations, covering potential customer requirements over a three-to-four-year period. We are seeing record interest in test flights and evaluations across medical delivery, military, law enforcement, and commercial applications, including surveillance and security.

We currently expect 10–15% of the $21 million in quotations to convert into sales over the next six to twelve months. Customer purchasing decisions, manufacturing capacity, and drone delivery schedules will determine the actual amount and timing. These quotations represent potential business; they are not booked orders, contracted backlog, or recognized revenue.

Supporting this activity is a more disciplined sales process. We move from initial inquiry and needs assessment to product demonstration, pricing discussions, customer qualification, and formal quotation. We also request nonbinding letters of intent from prospective customers to better understand their projected requirements, financial capacity, and growth plans. This information helps us plan production and expansion around qualified demand.

Our work with the Arizona Department of Public Safety illustrates how customer feedback is shaping product development. We have been enhancing the Mitigator to support both indoor and outdoor flight. Indoor operations require different sensors and flight parameters, and we have incorporated these capabilities into one aircraft to address needs that previously required two drones. Development and evaluation continue.

Medical delivery remains a substantial area of opportunity. In mid-September 2026, we hosted two medical-delivery companies for flight testing at our Ann Arbor, Michigan facilities. We plan additional beyond visual line of sight testing with one of these companies in January 2027 to support aircraft qualification and its planned operations, including NOTAM coordination.

We believe this company could become a significant customer and partner, given its strategy to expand across much of the United States. Its initial flight operations are planned for 2027, subject to successful testing, execution, and applicable approvals.

We have also expanded our work with Flightbox to adapt its working unit to fit inside the G1 and attach to the US1. This integration work supports our development of aircraft configurations for medical-delivery applications.

Internationally, our September presentation to Japanese defense officials provides a foundation for further market-development discussions. At home, we are strengthening our American drone supply chain through partnerships and internal component development. Alongside partners such as Unusual Machines (UMAC), we have developed components that UMAC does not supply. These efforts expand our in-house production capabilities, reduce dependence on foreign suppliers, and may create additional component-sales opportunities.

Our intellectual property strategy supports this broader commercial direction. We have retained IP counsel to help advance selected provisional applications toward nonprovisional filings.

Our focus extends beyond individual aircraft to the systems and operating methods that support drone delivery. Our applications address mobile fulfillment, package transfer across aircraft platforms, coordination with mobile robotic platforms, and continuous package replenishment. We believe these capabilities could support more flexible and scalable delivery operations. These remain applications, and the scope of any future patent protection will depend on the examination process.

We are also continuing preparations for a potential national exchange listing. We submitted an application in August 2026 and filed a Schedule 14C addressing a reverse split that could be implemented if needed. We are working through governance preparations, including recruiting independent directors and establishing the committee structure needed to support the listing process.

We are currently working with an investment bank/underwriter and have received assurances of a firm commitment underwriting offer in support of our financing objective for the planned listing. Under the contemplated structure, the underwriter would purchase the agreed securities and assume the risk of reselling them, providing greater visibility into financing proceeds once definitive agreements are finalized and their conditions are met. The financing has not closed and remains subject to definitive terms and closing conditions.

The underwriter has also advised that holders of Series A through D preferred shares may be asked to convert a portion of their holdings into common stock before listing. Management intends to lead by example by participating in that conversion. The amount, timing, and terms remain to be determined and would follow the applicable share terms and transaction documentation.

While we believe these efforts are moving in the right direction, we cannot provide a definitive listing date. The process could still take several months, and completion remains subject to exchange approval and satisfaction of the remaining requirements.

Our immediate focus is execution: converting qualified opportunities into orders, delivering aircraft that meet customer needs, advancing our patent applications, and completing the work necessary for a potential listing. We will communicate material developments as these efforts progress.

Thank you for your continued support of Dynamic Aerospace Systems Corporation.

Sincerely,
Kent B. Wilson
Chief Executive Officer
Dynamic Aerospace Systems Corporation